Daktronics, Inc. Announces Fourth Quarter and Fiscal 2010 Results
• Net sales decline 24%, resulting in a net loss of $4.9 million for the quarter
• Orders rise 5.6% for the quarter to $120 million versus $114 million one year ago
• Additional cost reductions implemented during the quarter

Brookings, S.D. – June 2, 2010 – Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2010 fourth quarter net sales of $92.0 million and a net loss of ($4.9 million), or ($0.12) per diluted share, compared to net sales of $121.1 million and net income of $0.3 million, or $0.01 per diluted share, for the fourth quarter of fiscal 2009.  Backlog at the end of the fiscal 2010 fourth quarter was approximately $127 million, compared with a backlog of $120 million a year earlier and $100 million at the end of the third quarter of fiscal 2010.

Net sales, net (loss) and net (loss) per share for the fiscal year ended May 1, 2010 were $393.2 million, ($7.0 million) and ($0.17) per diluted share, respectively. This compares to net sales, net income and earnings per share of $580.7 million, $26.4 million and $0.64 per diluted share, respectively, for the same period in fiscal 2009.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $27.7  through the fourth quarter of fiscal 2010, compared to $25.8 million through the same period one year ago.  Cash on hand at the end of the quarter was $63.6 million.

During the quarter, the company continued with its cost reduction efforts which included reducing its non-manufacturing full-time workforce by more than 7% across all areas of the company.  This and other cost reduction measures are expected to generate over $6 million in annual cost savings.

“We were pleased with orders for the quarter,” said Jim Morgan, chief executive officer.  “We have not seen orders grow quarter over quarter since the second quarter of fiscal 2009.  We would caution against extrapolating too much from the level of orders this quarter as our business tends to be lumpy.  Late in the quarter we booked two notable orders which helped us achieve the order total. The first one, for more than $5 million, is for a computer-controlled architectural lighting application on a large real estate development in China utilizing our ProStick technology.  The second is a $4 million dollar order for a National Football League stadium that we had expected would have been pushed out into the first quarter of fiscal 2011.  These orders were in addition to an increase in our commercial business, primarily due to large display contracts and national accounts.”

“Our commercial business for the quarter was buoyed by an increase in our billboard business, as well as steady business in the national accounts and reseller areas.  We are seeing indications that the billboard business is positioned to continue to ramp up slowly the rest of this calendar year, with the possibility of increased deployment rates for next calendar year,” said Morgan

Morgan continued, “Our Transportation business unit completed the fiscal year with a record quarter and year for orders and a record year for sales.  In addition to the previously announced New Jersey Turnpike Authority order, we booked a $3 million order with the Virginia Department of Transportation.  This business unit performed well during fiscal 2010, but we remain cautious about how state budget constraints and federal funding could impact this business in fiscal 2011.”

“During the fourth quarter of fiscal 2010, we saw orders in our Schools and Theaters business unit decline.  Although much of the funding for displays for high schools comes from advertising dollars, we believe that cuts in school budgets and spending concerns are adversely impacting orders, and will likely cause fiscal 2011 to be weak as compared to fiscal 2010,” added Morgan.

“In our Live Events business unit, the decline in orders for the fourth quarter of fiscal 2010 as compared to the same period one year ago is the result of a lower number of transactions between $1 million and $5 million,” said Morgan.  “This is a reflection of the challenges of the current economic environment, and we expect that this will continue to be a challenge for fiscal 2011. We are seeing increased activity from Asian competitors in the domestic market, with low price as a means to enter the market.  We are continuing with our product development efforts to offer high quality products at reduced price points.”

“Our international business has definitely picked up since its low point about five quarters ago.  We ended the fourth quarter of fiscal 2010 with strong orders and are off to a good start in fiscal 2011.  We had two nice orders for computer-controlled architectural lighting, one in China, as mentioned above, and one for a temporary commercial advertising installation in conjunction with soccer’s World Cup in South Africa. We are excited about the opportunities for some of our newer products in the growing market for architectural lighting.”

Morgan continued, “We began shipping our new DVX technology for video display applications in the fourth quarter.  As previously discussed, this product offers enhanced functionality and reliability at a reduced price point.  It has been very well received.  In the first quarter of fiscal 2011, we began shipping our Series 4000 digital billboard utilizing the same underlying technology and offering the same advantages of our DVX product tailored for our billboard customers.  This product has also been very well received as billboard companies position themselves to ramp up the deployment of digital assets.”

“Operating expenses increased slightly from the third quarter of fiscal 2010, due in large part to an isolated bad debt loss in the international business unit.  With all of our cost reduction efforts during the fourth quarter of fiscal 2010, we would expect operating expenses to decline in the first quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010.  In addition to cost reductions associated with the personnel reductions described above, we continued to transition our field sales and service people who were office based to a home office setup and terminated leases on a number of regional office buildings.  Given today’s connectivity technology, we found it more cost effective for field employees to work out of home offices and to centralize more aspects of our services business support in regional offices or in South Dakota.  This reduction of offices allowed us to reduce the number of personnel as well in some instances.”

“Our gross profit margin is headed in the right direction, as orders booked during the quarter saw slightly higher gross profit levels,” said Bill Retterath, chief financial officer.  “We expect gross profit margins to increase in the first quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010, but the amount of increase is difficult to predict and remains subject to controlling warranty costs, inventory write-downs and other risks.  Warranty costs and inventory write-downs were higher than expected in the fourth quarter of fiscal 2010, which adversely impacted gross profit.”

Morgan continued, “Our focus for the first and second quarters of 2011 will be on booking orders and increasing the gross profit line, while maintaining a high level of on-time delivery and exemplary customer service.  We are not expecting significant changes in our payroll run rate beyond where we were at the end of our fourth quarter, at least for the next two quarters at which time we will revisit it. We will continue to focus on other areas of cost reduction, the most significant being in our material costs.  To facilitate reductions in this area, we are working with our product development group to increase our focus on sourcing. Warranty costs have been higher than we would have liked, and we expect that the new products we are shipping today will demonstrate a lower warranty cost, which should have a significant positive impact over time.”

Morgan concluded, “We have ended the 2010 fiscal year with a strong cash position, and we plan to continue to improve our cash position during fiscal year 2011.  Our priorities for the use of cash in fiscal 2011 are to continue to fund operations, explore and develop new and better product offerings, and invest in business process initiatives to create shareholder value over time.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2009 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 1,	May 2,	May 1,	May 2,
	2010	2009	2010	2009

Net Sales	$91,964	$121,063	$393,185	$580,681
Cost of goods sold	71,817	93,403	298,629	425,323
Gross profit	20,147	27,660	94,556	155,358

Operating expenses:
Selling	13,837	14,932	54,253	62,335
General and administrative	6,184	6,975	25,199	28,787
Product design and development	5,361	4,637	21,920	21,619
Gain on insurance proceeds	-	-	(1,496)	-
Goodwill impairment	-	-	1,410	-
	25,382	26,544	101,286	112,741
Operating income (loss)	(5,235)	1,116	(6,730)	42,617

Nonoperating income (expense):
Interest income	385	504	1,514	2,068
Interest expense	(21)	(47)	(170)	(244)
Other income (expense), net	(1,179)	(510)	(2,756)	(2,888)

Income (loss) before income taxes	(6,050)	1,063	(8,142)	41,553
Income tax expense (benefit)	(1,151)	719	(1,153)	15,125
Net income (loss)	$(4,899)	$344	$(6,989)	$26,428

Weighted average shares outstanding
Basic	41,049	40,652	40,908	40,537
Diluted	41,049	40,949	40,908	41,152

Earnings (loss) per share:
Basic	$(0.12)	$0.01	$(0.17)	$0.65
Diluted	$(0.12)	$0.01	$(0.17)	$0.64

Cash dividend paid per share	$-	$-	$0.095	$0.09

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	May 1,
	2010	May 2,
	(unaudited)	2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$64,867	$37,584
Accounts receivable, less allowance for doubtful accounts	45,018	61,412
Inventories	35,673	51,400
Costs and estimated earnings in excess of billings	25,233	27,541
Current maturities on long-term receivables	6,232	7,962
Prepaid expenses and other	5,838	5,587
Deferred income taxes	12,578	15,017
Income tax receivables	7,444	-
Property and equipment available for sale	182	470
Total current assets	203,065	206,973

Advertising rights, net	1,348	2,392
Long-term receivables, less current maturities	13,458	15,879
Investments in affiliates	100	2,541
Goodwill	3,323	4,549
Intangible and other assets	3,610	2,804
Deferred income taxes	62	311
	21,901	28,476
PROPERTY AND EQUIPMENT:
Land	1,471	1,204
Buildings	55,353	50,810
Machinery and equipment	54,058	50,013
Office furniture and equipment	53,831	52,369
Equipment held for rental	1,630	2,423
Demonstration equipment	8,969	8,021
Transportation equipment	4,256	5,115
	179,568	169,955
Less accumulated depreciation	98,683	80,528
	80,885	89,427
TOTAL ASSETS	$305,851	$324,876

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	May 1,
	2010	May 2,
	(unaudited)	2009
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$23,149	$30,273
Accrued expenses and warranty obligations	33,443	35,548
Current maturities of long-term debt and marketing obligations	322	367
Billings in excess of costs and estimated earnings	13,105	13,769
Customer deposits	9,348	10,007
Deferred revenue (billed or collected)	7,766	6,669
Income taxes payable	361	2,935
Total current liabilities	87,494	99,568

Long-term debt, less current maturities	-	23
Long-term marketing obligations, less current maturities	600	759
Long-term warranty obligations, less current maturities	4,229	4,805
Deferred income taxes	2,167	4,948
Long-term deferred revenue (billed or collected)	4,308	2,862
Total long-term liabilities	11,304	13,397
TOTAL LIABILITIES	98,798	112,965

SHAREHOLDERS' EQUITY:
Common stock	29,936	27,872
Additional paid-in capital	17,731	13,898
Retained earnings	159,842	170,705
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(447)	(555)
TOTAL SHAREHOLDERS' EQUITY	207,053	211,911
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$305,851	$324,876

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Years Ended
	May 1,	May 2,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$(6,989)	$26,428
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	21,945	24,133
Amortization	315	315
Gain on sale of equity investments	230	-
Gain on sale of property and equipment	(982)	(862)
Stock-based compensation	3,762	3,154
Equity in losses of affiliate	2,535	2,404
Goodwill impairment	1,409	-
Provision for doubtful accounts	421	419
Deferred income taxes, net	(95)	(4,326)
Change in operating assets and liabilities	21,233	(2,934)
Net cash provided by operating activities	43,784	48,731

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,121)	(22,888)
Loans related to equity investees, net	(370)	(665)
Purchase of equity investments	(100)	-
Purchase of receivables from equity investee, net	(437)	-
Proceeds from sale and insurance recoveries of property and equipment	3,213	-
Proceeds from sale of equity method investments	535	-
Proceeds from sale of property and equipment	181	4,667
Net cash used in investing activities	(13,099)	(18,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	365	630
Excess tax benefits from stock-based compensation	71	345
Principal payments on long-term debt	(27)	(546)
Dividend paid	(3,874)	(3,635)
Net cash used in financing activities	(3,465)	(3,206)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	(118)	537

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,102	27,176

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	36,501	9,325

CASH AND CASH EQUIVALENTS END OF PERIOD	$63,603	$36,501

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Daktronics, Inc. and Subsidiaries
Sales and Orders By Market
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 1,	May 2,	May 1,	May 2,
	2010	2009	2010	2009
Net Sales
Commercial	$22,849	$24,232	$91,860	$155,851
Live Events	33,611	64,878	159,229	269,650
Schools & Theatres	13,353	14,293	62,878	66,444
Transportation	9,174	10,988	40,481	34,289
International	12,977	6,672	38,737	54,447
Total Net Sales	$91,964	$121,063	$393,185	$580,681

Orders
Commercial	$28,278	$21,153	$93,833	$135,316
Live Events	41,779	56,600	155,509	247,296
Schools & Theatres	14,418	16,117	62,493	63,173
Transportation	20,495	15,888	45,968	44,707
International	15,146	3,977	47,482	37,960
Total Orders	$120,116	$113,735	$405,285	$528,452

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